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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 27, 1995, which appears on page 30 of the 1994 Annual Report to Shareholders of Kmart Corporation which is incorporated by reference in Kmart Corporation's Annual Report on Form 10-K for the year ended January 25, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 11 of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" and "Selected Financial Information" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Information".


/s/ Price Waterhouse LLP
Price Waterhouse LLP

Detroit, Michigan 48243
June 5, 1995